Exhibit 10.14
NOTICE OF RESTRICTED STOCK AWARD

under the

KIMBALL ELECTRONICS 2023 EQUITY INCENTIVE PLAN

Shares of Restricted Stock: _____________

THIS AWARD, made as of the ________________________, by Kimball Electronics, Inc., an Indiana corporation (“Kimball”), to ____________________ (“you” or “Participant”), is made pursuant to and subject to the provisions of the Kimball’s 2023 Equity Incentive Plan (the “Plan”) and the terms and conditions of this Notice. All terms used in this Notice that are defined in the Plan shall have the same meanings given to them in the Plan.
1.Award of Stock. Pursuant to the Plan on _______________ (the “Date of Grant”), Kimball granted you an award of ____________ shares of Common Stock, hereinafter described as “Restricted Stock.”
2.Restrictions. Except as provided in this Notice of Award, the Restricted Stock is nontransferable and is subject to a substantial risk of forfeiture.
3.Vesting. Your interest in the shares of Restricted Stock shall become transferable and non-forfeitable (“Vested”) as to 1/3 of the grant (_____ shares) one year from the Date of Grant, as to 1/3 of the grant (_____ shares) two years from the Date of Grant, and as to the final 1/3 of the grant (_____ shares) three years from the Date of Grant, subject to our your Continuous Service on those dates.
4.Death, Disability, or Retirement. Notwithstanding Paragraph 3, if your Continuous Service ceases by reason of death, Disability, or Retirement, all shares of Restricted Stock that are not then Vested shall become Vested as of the date of your death, Disability, or Retirement.
5.Forfeiture. If your Continuous Service ceases for any other reason than your death, Disability, or Retirement, all shares of Restricted Stock that are not then Vested shall be forfeited.
6.Fractional Shares. Fractional shares shall not be issuable hereunder, and when any provision hereof may entitle you to a fractional share such fraction shall be disregarded.
7.Shareholder Rights. You will have the right to receive dividends on and to vote the Restricted Stock as of the date such shares are Vested.
8.No Right to Continued Employment. Neither this Notice of Award nor the issuance of Restricted Stock shall confer on you any right with respect to continuance of employment by Kimball or an Affiliate, nor shall it interfere in any way with the right of Kimball or an Affiliate to terminate your employment at any time.
9.Change in Capital Structure. In accordance with the terms of the Plan, the terms of this Notice shall be adjusted as the Committee determines is equitable in the event
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Kimball effects one or more stock dividends, stock split-ups, subdivisions, or consolidations of shares or other similar changes in capitalization.
10.Governing Law. This Notice of Award shall be governed by the laws of the State of Indiana.
11.Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and the provisions of this Notice of Award, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the Date of Grant.
12.Participant Bound by Plan. You hereby acknowledge receipt of a copy of the Plan and agree to be bound by all the terms and provisions thereof.
13.Binding Effect. Subject to the limitations stated above and in the Plan, this Notice of Award shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and to Kimball’s successors.
14.Taxes. Kimball will withhold from the Restricted Stock the number of shares of Common Stock with a Market Value equal to the amount of federal, state, and local tax withholding requirements in the state and locality you designate as your place of residence in our system of record at the time the Restricted Stock becomes taxable, subject, however, to any special rules or provisions that may apply to Participants who are non-US employees (working inside or outside of the United States) or US employees working outside of the United States. It is your responsibility to properly report all income and remit all taxes that may be due to the relevant taxing authorities as the result of receiving this award of Restricted Stock.
15.Clawback. Any incentive-based compensation you receive from Kimball hereunder or otherwise shall be subject to recovery by Kimball in the circumstances and manner provided in any applicable clawback policy that Kimball may adopt or implement that is in effect from time to time on or after the date hereof, and you shall effectuate any such recovery at such time and in such manner as Kimball may specify. For purposes of this Award, “clawback policy” means and includes any policy of the type contemplated by Section 10D of the Securities Exchange Act, any rules or regulations of the Securities and Exchange Commission adopted pursuant thereto, or any related rules or listing standards of any national securities exchange or national securities association applicable to Kimball.
IN WITNESS WHEREOF, Kimball and the Participant have agreed to the terms and conditions of this Notice of Award all as of the day and date first above written.

KIMBALL ELECTRONICS, INC.

By:
Secretary

PARTICIPANT

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